EXHIBIT 99.2

Acusphere, Inc. Appoints Nancy E. Wetherbee as

Senior Vice President of Business Development

WATERTOWN, MA, January 24, 2005 Acusphere, Inc. (NASDAQ: ACUS), today announced the appointment of Nancy E. Wetherbee as Senior Vice President, Business Development.  Ms. Wetherbee brings to Acusphere more than 20 years of experience in business development, sales and marketing in the life sciences industry. She began her career working in large companies like Baxter Travenol Pharmaceuticals and Boehringer Mannheim, and then joined emerging companies such as Athena Diagnostics, Phytera and, most recently Essential Therapeutics, where she served as Vice President of Business Development.

Ms. Wetherbee has been responsible for completing a wide variety of corporate alliances, including in-licensing, out-licensing and mergers and acquisitions, with companies like Fujisawa and Schering Plough.  These transactions represent almost $200 million in license fees, acquisition payments, R&D funding and milestone payments, with the potential for additional upside through royalties.  She holds a BA in Biochemistry from Mount Holyoke College as well as an MBA from Simmons Graduate School of Management.

“We are delighted to have Nancy join our management team. Her experience is important as we continue to seek partners to broaden the indications and the geographic distribution for AI-700, our lead product candidate, and as we evaluate other product opportunities that might be marketed through the sales team that we are planning to create for AI-700,” said Sherri C. Oberg, President and C.E.O. of Acusphere.

Ms. Wetherbee’s responsibilities include all aspects of the Company’s business development activities.  She replaces Charlie Cox, who remains actively involved as a consultant to Acusphere.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease. An estimated 9.5 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

This Release contains forward-looking statements, including statements regarding future collaborative relationships and product opportunities, creating a sales team for AI-700 and other products and broadening the indications and geographic distribution of AI-700. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties regarding the timing and cost of building-out the Company’s commercial manufacturing space, including risks related to contractor delays and regulatory approvals, anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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Contact:
John F. Thero	Investors:
Acusphere, Inc.	Tel: (617) 925-3444
Sr. Vice President and CFO	Email: IR@acusphere.com
(617) 648-8800	Media: (617) 648-8800